Exhibit 10.9

DATED:         SEPTEMBER 20, 2017:

BETWEEN:

STRIDER RESOURCES LIMITED

OF THE FIRST PART

AND:

FAR RESOURCES LTD.

OF THE SECOND PART

OPTION AGREEMENT

THIS AGREEMENT made and dated for reference the 20th day of September, 2017.

BETWEEN:

STRIDER RESOURCES LIMITED, a body corporate, incorporated under the laws of Manitoba, having an office at P.O. Box 144, Cranberry Ridge, Manitoba, ROB OHO (hereinafter called the “Optionor”)

OF THE FIRST PART

AND:

FAR RESOURCES LTD. a body corporate, incorporated under the laws of British Columbia, having an office at 201-2691 Viscount Way, Richmond, BC V6V 2R5 (hereinafter called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.                         The Optionor is the owner and the registered holder of certain lithium properties located in the Province of Manitoba, which properties are more particularly described and shown in Schedule “A” annexed hereto and forming a part hereof (hereinafter called the “Property”);

B.                         The Optionor has agreed to grant to the Optionee an option entitling the Optionee to acquire certain legal and beneficial interests in and to the Property as provided for in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these presents and the sum of Ten Dollars ($10.00) now paid by each of the parties to each of the other parties hereto, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties, the parties hereby agree as follows:

1.	DEFINITIONS

1.01                      In this Agreement and in all Schedules attached to and made a part hereof, the following words and phrases shall have the following meanings, namely:

(a)	“Applicable Law” means any and all federal, provincial, territorial or municipal laws, statutes, regulations, by-laws, ordinances, rules, guidelines, policies, notices, orders and directions, or other requirements of any Governmental Authority having jurisdiction over the parties or the Property;

(b)	“Business Day” means any day other than Saturdays, Sundays and statutory holidays in the Province of Manitoba;

(c)	“Commercial Production” means, and is deemed to have been achieved, when the concentrator processing ores from the Optioned Interest has operated (for processing activities other than processing of bulk ore samples or other testing purposes) for a period of 21 consecutive production days at an average rate of not less than 65% of design capacity or, if a concentrator is not erected for the purpose of concentrating the ores from the Optioned Interest, when ores have been produced for a period of 21 consecutive production days at a rate of not less than 45% of the mining rate specified in a feasibility study recommending placing the Optioned Interest in commercial production.

(d)	“Conditions of Exercise” has the meaning set out in paragraph 4.02 hereof;

(e)	“CSE” means the Canadian Securities Exchange;

(f)	“Effective Date” means September 20, 2017;

(g)	“Environment Laws” means all Applicable Laws currently in effect relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, the use, consumption, handling, transportation, storage or Release of Hazardous Substances;

(h)	“Environmental Order” means any prosecution, order, decision, notice, direction, report, recommendation or request issued, rendered or made by any Governmental Authority in connection with Environmental Laws or environmental orders;

(i)	“Exercise Notice” means a written notice to the Optionor, signed by the Optionee, indicating that the Optionee has satisfied the Conditions of Exercise and is irrevocably exercising the applicable Option;

(j)	“Exploration Expenses” has the meaning ascribed to it in the Mines and Minerals Act, Manitoba Regulations 64/92, Schedule B;

(k)	“First Option” has the meaning set out in sub-paragraph 4.01(a) hereof,

(l)	“First Option Deadline” means each and every date referred to for the issuance of shares or making the cash payment set out in sub-paragraph 4.02(a) hereof;

(m)	“Governmental Authority” means any government or governmental, administrative, regulatory or judicial body, department, commission, authority, tribunal, agency or entity;

(n)	“Hazardous Substance” means any substance, combination of substances or by-product of any substance which is or may become hazardous, toxic, injurious or dangerous to any person, property, air, land, water, flora, fauna or wildlife; and includes but is not limited to contaminants, pollutants, wastes and dangerous, toxic, deleterious or designated substances as defined in or pursuant to any Environmental Laws or Environmental Orders;

(o)	“Options” collectively means the First Option and the Second Option, and “Option” means either one of them;

(p)	“Net Smelter Return Royalty” has the meaning set out in Schedule “B” annexed hereto and forming a part hereof;

(q)	“NSR” means the 2% Net Smelter Return Royalty on the Optioned Interest;

(r)	“Optioned Interest” means all of the Optionor’s direct and indirect right, title and interest in and to all lithium bearing pegmatite dykes contained in, on or under the Property (collectively the “Lithium Dykes”) and including, without limitation, all related commercial pegmatite minerals (“Pegmatite Minerals”) contained or occurring within or immediately adjacent to or contiguous with any of the Lithium Dykes. For greater clarity the Optioned Interest shall not and does not include any interest in and to any minerals not contained or within or immediately adjacent to or contiguous with the Lithium Dykes including, without limiting, gold and other precious metals or minerals or ore containing same, base metals or minerals or ore containing same, diamonds, garnets, amphiboles and talc in or on the Property (collectively the “Non-Pegmatite Minerals”) and the Optionee either before or upon exercising the Option shall not directly or indirectly acquire any right, title or interest in the Non-Pegmatite Minerals in or about the Property;

(s)	“Release” includes abandon, add, deposit, discharge, disperse, dispose, dump, emit, empty, escape, leach, leak, migrate, pour, pump, release or spill;

(t)	“Second Option” has the meaning set out in sub-paragraph 4.01(b) hereof;

(u)	“Second Option Payment” has the meaning set out in sub-paragraph 4.02(b) hereof-,

(v)	“this Agreement” refers to and collectively includes this Agreement and every Schedule attached to this Agreement;

(w)	“Valued” for the purposes of calculating the number of Optionee’s common shares to be issued as part of the First Option payments set out in sub-paragraph 4.02(a) hereof (the “Shares”), means the average closing stock price of the Optionee’s common shares on the CSE (or if not trading on the CSE then on the prime stock exchange for public trading of the Optionee’s shares) for the thirty (30) trading days immediately preceding the date due for the issuance of the Shares (“Due Date”) and in the event the Optionee’s stock has not traded for 30 days immediately preceding the Due Date then the average closing stock price of the Optionee’s common shares during the 30 days immediately preceding the last date the Optionee’s shares traded prior to the Due Date; and

(x)	“Work” has the meaning set out in paragraph 4.06 hereof

1.02                      In this Agreement, other words and phrases that are capitalized have the meaning assigned in this Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01                      The Optionor represents and warrants to the Optionee that:

(a)	it has been duly incorporated under the laws of the Province of Manitoba, validly exists as a corporation in good standing under the laws of the Province of Manitoba and is legally entitled to hold its interest in the Property and will remain so entitled until the Optioned Interest in the Property as set out herein has been duly transferred to the Optionee as contemplated herein;

(b)	it is, and at the time of any transfer to the Optionee of any of the Optioned Interest in the Property it will be, the beneficial owner of a one hundred percent (100%) of the Optioned Interest, free and clear of all liens, charges, royalties and claims of others, and no taxes or rentals are due in respect thereof,

(c)	at the time of any transfer to the Optionee the Optioned Interest will be free and clear of all liens, charges, royalties and claims of others, without taxes or rentals due or payable in respect thereof, save and except for the NSR herein contemplated;

(d)	to the best of its knowledge, after due inquiry, the mineral claims comprising the Property are contiguous and have been duly and validly located pursuant to the laws of the Manitoba and are in good standing in the office of the Mining Recorder on the date hereof to and including the anniversary of their recording date in 2030;

(e)	there is no adverse claim or challenge against or to the ownership of or title to the Optioned Interest or the Property, nor to its knowledge, after due inquiry, is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Optioned Interest or the Property or any portion thereof;

(f)	to the best of its knowledge, after due inquiry, the Property and the activities and operations that have been carried out to date thereon have been in compliance, in all material respects, with all Applicable Laws and directives of all Governmental Authorities and it has not received notice of non-compliance from any such Government Authorities;

(g)	to the best of its knowledge, all the lands covered by the Property are free and clear of any Hazardous Substance and there is no judicial or administrative proceeding pending and no Environmental Order has been issued or, to the best of its knowledge, after due inquiry, threatened, concerning the possible violation of any Environmental Laws or Environmental Orders in respect of the Property;

(h)	to the best of its knowledge, after due inquiry, all environmental approvals required with respect to activities carried out by the Optionor on any part of the lands covered by the Property, have been obtained, are valid and in full force and effect, have been complied with and there have been and are no proceedings commenced or threatened to revoke or amend any such environmental approvals;

(i)	to the best of its knowledge, there are no outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon;

(j)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(k)	there are no proceedings pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons; and

(l)	it has advised the Optionee of all material information relating to the Optioned Interest including, but not limited to, the title thereto of which it has knowledge.

2.02                      The Optionor acknowledges that the representations and warranties set forth in paragraph 2.01 hereof form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of the Optioned Interest or any consequent interest in the Property hereunder by the Optionee.

2.03                      The parties also acknowledge and agree that the representations and warranties set forth in paragraph 2.01 hereof are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

3.	REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01                      The Optionee represents and warrants to the Optionor that:

(a)	it has been duly incorporated under the laws of the Province of British Columbia, validly exists as a corporation in good standing under the laws of the Province of British Columbia and is registered as an extra provincial corporation in the Province of Manitoba;

(b)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject; and

(c)	no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons.

3.02                      The Optionee acknowledges that the representations and warranties set forth in paragraph 3.01 hereof form a part of this Agreement and are conditions upon which the Optionor has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

3.03                      The parties also acknowledge and agree that the representations and warranties set forth in paragraph 3.01 hereof are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

4.	GRANT OF OPTIONS AND COMMITMENTS

4.01                      The Optionor hereby irrevocably grants to the Optionee two (2) exclusive and separate rights and options to acquire undivided legal and beneficial interests in the Property free and clear of all liens, charges, royalties (save and except for the NSR contemplated herein) and claims of others, as follows:

(a)	an undivided one-hundred percent (100%) interest in the Optioned Interest, subject to the NSR (the “First Option”); and

(b)	an undivided fifty percent (50%) interest in the NSR, being one-half of the NSR or a 1% Net Smelter Return, in addition to the undivided one-hundred percent (100%) interest in the Optioned Interest that has been acquired under the First Option (the “Second Option”).

4.02                      The Optionee may exercise:

(a)	the First Option by making the following cash payments and common share issuances to the Optionor:

(1)	Shares in the capital of the Optionee Valued at $25,000 and $25,000 cash within two Business Days following the Effective Date; and

(2)	Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before the twelfth month anniversary of the Effective Date; the Optionee must spend $50,000 on Exploration Expenses by the end of the first 12 months; and

(3)	Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before the twenty-fourth month anniversary of the Effective Date; the Optionee must have spent an accumulated total of $100,000 on Exploration Expenses by the end of the first 24 months; and

(4)	Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before the thirty-sixth month anniversary of the Effective Date; the Optionee must have spent an accumulated total of $150,000 on Exploration Expenses by the end of the first 36 months; and

(5)	Shares in the capital of the Optionee Valued at $75,000 and an additional $75,000 cash on or before the forty- eighth month anniversary of the Effective Date; the Optionee must have spent an accumulated $200,000 on Exploration Expenses by the end of the first 48 months and an accumulated total of $500,000 on Exploration Expenses by the end of the first 84 months.

(b)	provided it has exercised the First Option, the Second Option, by making a cash payment to the Optionor of $1,000,000, together with all accrued but unpaid NSR at the time, prior to the commencement of Commercial Production (the “Second Option Payment”);

(each respectively, a “Condition of Exercise” and collectively the “Conditions of Exercise”).

4.03                      Nothing in this Agreement shall be construed as obligating the Optionee to exercise either of the Options.

4.04                      In the event the Optionee has satisfied a Condition of Exercise and wishes to exercise an Option, then to do so it must deliver to the Optionor an Exercise Notice:

(a)	in the case of the First Option, on or before the thirty-sixth month anniversary of the Effective Date; and

(b)	in the case of the Second Option concurrently with the Second Option Payment;

On delivery of an Exercise Notice from the Optionee, the Optionor shall be deemed to have transferred to the Optionee the following undivided legal and equitable interests:

(c)	in the case of the First Option, a one-hundred percent (100%) interest in the Optioned Interest; and

(d)	in the case of the Second Option, an undivided fifty percent (50%) interest in the NSR.

4.05                      Subject to paragraph 8.02 hereof, in the event the Conditions of Exercise applicable to the First Option are not duly satisfied by the First Option Deadline, then the First Option and the Second Option shall each forthwith terminate.

4.06                      The Optionee at its own risk and at its sole cost shall undertake such work on the Property as it deems in its own best interest and shall act as the operator (“Operator”) of the Property during the Option Period. As Operator, the Optionee shall be responsible in its sole discretion for carrying out and administering exploration, development and mining work on the Property and all activities related thereto (collectively the “Work”). As Operator, the Optionee and its directors, officers, employees, agents and independent contractors shall have the immediate, non-exclusive and unfettered right to enter upon, explore, develop and mine the Optioned Interest from and on the Property and to have quiet and non-exclusive possession of the Property with sole power and authority to the Optionee and its directors, officers, employees, agents and independent contractors to sample, extract, diamond drill, prospect, explore, develop and mine the Pegmatite Dykes in such manner as the Optionee in its sole discretion may determine, including without limitation, the right to erect, bring, and install on the Property all buildings, plant, machinery, equipment and supplies as the Optionee shall deem necessary and proper and, subject to the NSR reserved to the Optionor, to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes. The Optionee agrees to indemnify and save harmless the Optionor from any liability that may arise from any Work or other activity carried out by the Optionee or at is direction on the Property.

4.07                      This Agreement represents an option only, and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments to the Optionor hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments. This Agreement does not create and is not intended to create a legal relationship between the Optionee and the Optionor of agency, partnership, co-venture, joint venture or make either party liable for the debts and obligations of the other.

4.08                      The Optionor acknowledges and agrees that each issuance of Shares contemplated in subparagraph 4.02(a) will be issued pursuant to an exemption from the prospectus requirements of applicable securities legislation and subject to a statutory hold period of four months and a day from the date of issue (the “Mandatory Hold Period”) and the Optionor hereby consents to the Optionee legending the certificates representing the Shares to reflect the Mandatory Hold Period.

5.	TRANSFER OF PROPERTY

5.01                      Upon the exercise by the Optionee of the First Option, the Optionor at the Optionee’s request shall cause to be delivered to the Optionee duly executed registerable transfers or evidence of ownership in favour of the Optionee of the Optioned Interest in the Property acquired by the Optionee, all as provided for herein.

5.02                      The Optionee shall be entitled to record all transfers or indicia of interest provided for in paragraph 5.01 hereof with the appropriate governmental office at its own cost and expense in order to affect the transfer into its name of whatever interest(s) in the Property has been acquired by it. All recordings by the Optionee shall at all times clearly indicate the NSR interest of the Optionor.

5.03                      Upon transfer of the Optioned Interest to the Optionee, the Optionor and Optionee covenant and agree to negotiate in good faith to enter into an agreement governing their respective rights and obligations pertaining to their respective use of the Property with respect to the ongoing exploration and, if warranted, development of the Property by the Optionor and of the Optioned Interest by the Optionee.

6.	OBLIGATIONS OF THE PARTIES DURING THE FIRST OPTION PERIOD

6.01                      The Optionee hereby covenants and agrees that for so long as the First Option remains in effect and it is acting as the Operator it will:

(a)	maintain the Property in good standing by the doing and filing of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property free and clear of all liens and other charges except those at the time contested in good faith by the Optionee;

(b)	file all applicable assessment work carried out in respect of the Property to the allowable extent required and permitted under all applicable mining legislation;

(c)	conduct all Work on or with respect to the Property in a careful and miner-like manner and in accordance with all Applicable Laws of any Governmental Authority and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against it as a result of Work done by the Optionee on or with respect to the Property; and

(d)	pay all of the Optionee’s accounts in respect of the Property and the Work in connection therewith as they fall due and keep the Property free and clear of any encumbrances arising out of the Work or the Optionee’s activities including, without limiting, liens arising under the Builders’ Liens Act (Manitoba).

6.02                      Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will not be responsible for rectifying any environmental damage sustained on the Property prior to the date hereof or by the Optionor or any other person (other than the Optionee) after the Effective Date and that the Optionor will indemnify and hold the Optionee harmless from and against any claims as a result of environmental damage on the Property where such damage was created prior to the Effective Date or by the Optionor or any other person (other than the Optionee) after the Effective Date.

6.03                      Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will indemnify and hold the Optionor harmless from and against any claims as a result of environmental damage on the Property where such damage was created after the Effective Date and as a direct result of the Optionee’s activities on the Property.

7.	OBLIGATION OF THE PARTIES PERTAINING TO RELEASE OF INFORMATION

7.01                      The parties shall in good faith use their best efforts to timely and fully disclose and make available to the other party all information resulting from such party’s Work or other mining activities on or about the Property including, but not limited to, information as it pertains to the interest of the other party retained or optioned in the Property. For further clarification the parties confirm that they are obliged to act in utmost good faith as it pertains to the results of their activities on or about the Property and to disclose to the other party all information in its possession or under its control as it directly or indirectly pertains to the Property and the Optioned Interest from time to time. For the purposes of this paragraph 7.01 information shall include all geotechnical (including mineralogical) information in both electronic and non-electronic form, all logs of and the actual core recovered in drilling for minerals on the Property and copies of all interpretive reports pertaining to the information.

8.	TERMINATION

8.01                      This Agreement shall terminate:

(a)	at any time prior to the First Option Deadline, by the Optionee giving notice of termination to the Optionor; or

(b)	subject to paragraph 8.02, in the event the First Option is not exercised by the First Option Deadline from time to time.

8.02                      Notwithstanding any other provision of this Agreement, if at any time during the term of the First Option, the Optionee fails to advance to the Optionor any cash payment or shares required under sub-paragraph 4.02(a) hereof, or is in breach of any covenant, representation or warranty contained herein, the Optionor may terminate this Agreement, but only if:

(a)	it shall have first given to the Optionee a notice of default containing particulars of the payment not advanced or shares not issued, or the covenant, representation or warranty breached; and

(b)	the Optionee has not, within twenty-two (22) days following delivery of such notice of default, cured such default.

8.03                      Should the Optionee fail to comply with the provisions of sub-paragraph 8.02(b) hereof, the Optionor, without any further notice, may thereafter terminate this Agreement, and the provisions of paragraph 8.06 hereof shall then apply.

8.04                      Notwithstanding any other provision of this Agreement and provided that the Optionee has exercised the First Option, if Optionee has not advanced the Second Option Payment to the Optionor prior to the commencement of Commercial Production (the “Commencement Date”), the Second Option shall automatically lapse and be or no further force or effect as of the first Business Day immediately following the Commencement Date.

8.05                      The Optionee shall vacate the Property within a reasonable time after termination, but shall have the right of access to the Property for three (3) months following termination for the purpose of removing its buildings, plant, equipment, machinery, tools, appliances and supplies from the Property. All buildings, plant, equipment, machinery, tools, appliances or supplies on the Property beyond this three (3) month period after termination at the absolute discretion of the Optionor shall become the property of the Optionor free and clear of any claim or encumbrance by or through the Optionee.

8.06                      If this Agreement terminates prior to a First Option Deadline at a time when the Optionee is acting as Operator, the Optionee shall forthwith:

(a)	ensure that all filings for assessment credit have been made in respect of all Work to the maximum extent permitted, or all payments of money in lieu thereof have been made to maintain the Property in good standing for at least 120 days from the date of termination; and

(b)	ensure that the Optionor is provided with copies of all geotechnical information, including, without limiting, plans, assay maps, diamond drill records, diamond drill core and all other data information in all formats including without limiting, electronic records pertaining to the Property and relating to the work or activities of the Optionee on the Property which had theretofore not been delivered to the Optionor.

9.	TRANSFER OF INTERESTS

9.01                      The Optionee may at any time sell, transfer or otherwise dispose of all or any part of its interest in and to the Optioned Interest and this Agreement to a bona fide transferee (“Transferee”), provided that it shall have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a)	a covenant by the Transferee to jointly and severally perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and the Transferee as joint and several obligors making joint and several covenants;

(b)	without limiting the generality of Section 4.03 hereof, an undertaking and covenant by the Transferee to issue shares of the Transferee Valued proportionate to its interest acquired from the Optionee under the First Option on the next and further ensuing dates for cash payment and issuance of shares; and

(c)	a provision subjecting any further sale, transfer or other disposition of such interest or any portion thereof in and to the Property and this Agreement to the restrictions contained in sub-paragraph 9.01(a) hereof

9.02                      Upon the transfer by the Optionee of all and not less than all of the interest held by it pursuant to this Agreement and in the Optioned Interest, the Optionee shall be deemed to be, upon the date of such assignment or transfer, discharged from all obligations hereunder or other fulfilment of contractual commitments save and except the Optionee shall not be discharged from any environmental liabilities, occurring from and after the Effective Date arising out of any Work carried out on the Property by the Optionee and all indemnities in respect thereof shall survive notwithstanding the assignment or transfer of the Optionee’s interest hereunder.

10.	FORCE MAJEURE

10.01                    If the Optionee is at any time during the term of this Agreement either prevented or delayed in complying with any provisions of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

10.02                    The Optionee shall give prompt notice to the Optionor of each event of force majeure under paragraph 10.01 hereof and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

11.	CONFIDENTIAL INFORMATION

11.01                    Except as otherwise provided in this paragraph, both parties shall treat all data, reports, records and other information relating to this Agreement, the Property and the Optioned Interest as strictly confidential. The text of any news release or other public statements, other than those required by law or regulatory bodies or stock exchanges, which a party desires to make shall be sent to the other party for its comments prior to publication and shall not include references to the other party unless such party has given its prior consent to such inclusion, such consent not to be unreasonably withheld or delayed. The text of any disclosure which a party is required to make by law, by regulatory bodies or stock exchanges shall be sent to the other party at least 48 hours prior to its release or filing in order that the other party may have the opportunity to comment thereon. For all public disclosure, whether required to be made or not, any reasonable changes requested by the non-disclosing party shall be incorporated into the disclosure document.

12.	NOTICES AND PAYMENT

12.01                    Any notice, demand, payment or other communication under this Agreement will be given in writing and must be delivered or sent by email or telecopier and addressed to the party to which it is being given at the following addresses:

(a)          if to the Optionor:

Strider Resources Limited
208 Lakeside Ave,
Cranberry Portage Manitoba, ROB OHO

Attention: D.V. Ziehlke
Email: dziehlke@mymts.net

With copy to (which shall not constitute notice):

Pullan Kammerloch Frohlinger
300-240 Kennedy Street,
Winnipeg, Manitoba R3C 1T1

Attention: T.G. Frohlinger
Fax: 204 947 3747
Email: tfrohlinger@pkflawyers.com

(b)          if to the Optionee:

Far Resources Ltd.
201-2691 Viscount Way
Richmond, BC V6V 2R5

Attention: Keith C. Anderson
Fax: 778-372-1790
Email: keithanderson43@gmail.com
With a copy to (which shall not constitute notice)
Email: 1p@corpsec.ca

12.02                    If notice, demand, payment or other communication is delivered, or sent by telecopier or email, it will be deemed to have been received, if delivered by hand, on the date of delivery, if telecopied to the numbers set out above, on the business day next following the date of transmission if the machine on which it is sent receives the answer back code of the party to whom it is sent, or if emailed to the addresses set out above, on the business day next following the date of transmission provided that the sender of the email receives back confirmation of receipt of such email from the recipient thereof. Any party may change its address, telecopier number or email address for the purposes of receiving notices, demands, payments or other communications under this Agreement by giving notice to the other party of such change in accordance with the provisions of this paragraph 12.02.

13.	CURRENCY

13.01                    All references to monies hereunder will be in lawful currency of Canada.

14.	FURTHER ASSURANCES

14.01                    Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement, including the registration thereof against any of the mineral property interests comprising the Property at the request of any party.

15.	TIME OF THE ESSENCE

15.01                    Time shall be of the essence of this Agreement.

16.	COSTS

16.01                    Each of the parties hereto will be responsible for paying its own costs relating to the preparation and execution of this Agreement and for the purposes of interpretation neither party shall be deemed to have prepared this Agreement.

17.	ENTIRE AGREEMENT

17.01                    The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement.

18.	COUNTERPARTS

18.01                    This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or such other writing, as the case may be, taken together, will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

19.	EXECUTION BY EMAIL OR FACSIMILE

19.01                    Each of the parties hereto will be entitled to rely upon delivery by email or facsimile of executed copies of this Agreement and any certificates or other writings delivered in connection herewith, and such email or facsimile copies will be legally effective to create a valid and binding agreement among the parties in accordance with the terms and conditions of this Agreement.

20.	TITLES

20.01                    The titles to the respective paragraphs hereof shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience only.

21.	GOVERNING LAW

21.01                    This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts Manitoba and all courts competent to hear appeals therefrom.

22.	ENUREMENT

22.01                    This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

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IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

SIGNED and DELIVERED by
STRIDER RESOURCES LIMITED
in the presence of:

Authorized Signatory

SIGNED and DELIVERED by
FAR RESOURCES LTD.
in the presence of:

Authorized Signatory

SCHEDULE “A” TO THE AGREEMENT MADE AND DATED FOR REFERENCE THE 20th DAY OF SEPTEMBER, 2017 BETWEEN STRIDER RESOURCES LIMITED AND FAR RESOURCES LTD.

The following is a description of the properties within which the Optionee has been granted the First Option to acquire an undivided one-hundred percent (100%) Optioned Interest, all of which properties are located in the Province of Manitoba:

NTS: 63-J13
CLAIM NAME	CLAIM #	AREA IN HA	EXPIRY DATE
JAKE 9	P3031F	256	May 26, 2030

JAKE 1054	MB1054	240	July 16, 2030

JAKE 2655	MB2655	255	“

JAKE 3557	MB3557	256	Sept. 1, 2030

JAKE 54199	W54199	131	Jan. 7, 2030

JAKE 10	P3032F	173	Apr. 28, 2030

JAKE 2412	MB2412	256	July 16, 2030

JAKE 2413	MB2413	196	“

JAKE 54745	W54745	245	July 8, 2030

CRO 5734	MB5734	192	Apr. 12, 2030
TOTAL OF 10 CLAIMS = 2200 HA

SCHEDULE “B” TO THE AGREEMENT MADE AND DATED FOR REFERENCE THE 20th DAY OF SEPTEMBER, 2017 BETWEEN STRIDER RESOURCES LIMITED AND FAR RESOURCES LTD.

“Net Smelter Return” shall mean the aggregate proceeds actually received by the Optionee from time to time from any arms length smelter or other arms length purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Optioned Interest on the Property, deducting therefrom:

(a)	if the product is treated by an arm’s length party at a smelter, refinery or mint, all expenses, relating thereto, including all costs and charges for the treatment, tolling, smelting, refining or minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee’s fees and expenses, import taxes and export taxes; and

(b)	if the product is treated at a smelter, refiner or mint owned, operated or controlled by the Optionee or an affiliate thereof, all charges, costs and expenses referred to in sub-paragraph (a) above, such charges, costs and expenses to be equivalent to the prevailing rates charged by similar smelters, refineries or mints as the case may be, in arm’s length transactions for the treatment of like quantities and quality of product.

The Optionee shall reserve and pay to the Optionor a Net Smelter Return Royalty equal to two (2%) percent of Net Smelter Return (“NSR”).

Payment of NSR from the Optionee to the Optionor hereunder shall be made quarterly within thirty (30) days after the end of each fiscal quarter of the Optionee during which the Optionee receives Net Smelter Returns. Within one hundred and twenty (120) days after the end of each fiscal year of the Optionee for which the NSR is payable to the Optionor, the records relating to the calculation of NSR for such year shall be audited by the Optionee and any adjustments in the payment of NSR to the Optionor shall be made forthwith after completion of the audit. All payments of NSR to the Optionor for a fiscal year shall be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or the calculations thereof are not disputed by the Optionor within sixty (60) days after receipt by the Optionor of the same audited statement. The Optionee shall maintain accurate records relevant to the determination of NSR and the Optionor, or its authorized agent, shall, subject to the immediately preceding sentence, be permitted the right to examine, upon reasonable notice to the Optionee, such records during regular business hours at the Optionee’s head office or primary place of business.